Exhibit (a)(1)(B)
OCLARO, INC.
OFFER TO EXCHANGE CERTAIN STOCK OPTIONS FOR
REPLACEMENT STOCK OPTIONS
PAPER ELECTION FORM
This Offer to Exchange Certain Stock Options for Replacement Stock Options (this “Offer to Exchange”)
and your withdrawal rights will expire at 5:00 p.m. Pacific Time on December 2, 2009 (the “Expiration Time”)
     Oclaro, Inc. (“Oclaro”) is making an offer to permit eligible employees of Oclaro to exchange certain of their eligible stock options for fewer replacement stock options that will have a new exercise price, term, vesting schedule and other terms (the “Exchange Offer”). Before making your elections, please make sure that you have read the Offer to Exchange Certain Stock Options for Replacement Stock Options (the “Offer to Exchange”), dated as of November 2, 2009, and the other documents relating to the Exchange Offer and referred to therein or in the Schedule TO that we have filed with the Securities and Exchange Commission (the “Offer Documents”). The Exchange Offer is subject to the terms and conditions of the Offer Documents, as each may be amended. You may obtain copies of the Offer Documents free of charge by sending a request by e-mail to stock.admin@Oclaro.com, by telephone to +1 (408) 919-2737 or by facsimile to +1 (408) 904-5105.
     Below is a list of your current outstanding eligible stock option grants that may be surrendered for exchange in the Exchange Offer in accordance with the terms and conditions of the Offer Documents. If you choose to participate in the Exchange Offer, please read and follow the instructions below carefully.
[EMPLOYEE NAME]
[ID NUMBER]

Existing Grant Information								New Grant Offering
Grant	Grant	Grant	Award	Shares	Vested	Vest End	Expiration	Shares	New	Award	Exchange
ID	Date	Price	Type	Outstanding	Shares	Date	Date	Offered*	Vesting**	Type	Election
										NQSO	☐ Exchange
										NQSO	☐ Exchange
										NQSO	☐ Exchange
										NQSO	☐ Exchange
										NQSO	☐ Exchange
										NQSO	☐ Exchange

☐	I elect to withdraw my previous election(s) and reject the Exchange Offer.

*	Please note that Oclaro will not grant any fractional replacement stock options. The amounts in the column “Shares Offered” have been rounded down to the nearest whole stock option.

**	The new vesting of the replacement options will be either “2 years” or “3 years.” Please see the Offer to Exchange and the section “Replacement Options” below for more details.

INSTRUCTIONS
     You may make your elections to exchange your eligible options online at the Exchange Offer website (the “Offer Website”), which is available at www.participantchoice.com/tenderoffer/Oclaro. We strongly encourage you to use the Offer Website to make your elections. However, if you are not able to submit your elections electronically by using the Offer Website as a result of technical failures of the website, such as the website being unavailable or not accepting your election, or if you do not otherwise have access to the Offer Website for any reason, you must complete this paper election form and return it to Oclaro by e-mail to stock.admin@Oclaro.com with the subject line “Option Exchange Program Election”, or by facsimile to +1 (408) 904-5105. You must sign, date and deliver this completed paper election form in accordance with the instructions in this election form by e-mail or facsimile by 5:00 p.m. Pacific Time on Wednesday, December 2, 2009, unless the Exchange Offer is extended (as it may be extended, the “Expiration Time”).
     To make an election using this paper election form, place a check mark in the “Exchange” box in the table above for all of your eligible stock option grants that you wish to exchange in the Exchange Offer. Then, sign and date the form and deliver it to Oclaro by e-mail to stock.admin@Oclaro.com with the subject line “Option Exchange Program Election”, or by facsimile to +1 (408) 904-5105 before the Expiration Time.
•	To elect to exchange ALL of your eligible option grants, check the boxes next to every grant.

•	To elect to exchange SOME but NOT ALL of your eligible option grants, check the boxes only next to the grants that you want to exchange.
     To change your previous elections, you will need to sign and deliver a new properly completed and signed election form to Oclaro by e-mail to stock.admin@Oclaro.com with the subject line “Option Exchange Program Election,” or by facsimile to +1 (408) 904-5105 prior to the Expiration Time. You may modify your elections at any time before the Expiration Time by submitting a new election form. Your final elections received before the Expiration Time will supersede any previous elections.
     To withdraw your previous elections and reject the Exchange Offer, DO NOT check any boxes next to any grants. Instead, you should check the box indicating your election to withdraw your previous elections and reject the Exchange Offer. Then, you should sign, date and deliver the completed form prior to the Expiration Time.
     You should direct questions about this election form or the Exchange Offer or requests for copies of the Offer Documents by e-mail to stock.admin@Oclaro.com, by telephone to +1 (408) 919-2737 or by sending a facsimile to +1 (408) 904-5105.
     By participating in the Exchange Offer, you agree to all of the terms and conditions set forth in the Offer Documents including the Agreement to Terms of Election set forth below.
REPLACEMENT OPTIONS
     If you elect to exchange some or all of your eligible option grants, the number of replacement options that you will receive will be determined by an exchange ratio that takes into consideration the exercise price of the eligible options, among other factors. Your replacement options will have a new term of seven years from the date of the grant of the replacement options and will be non-qualified stock options for U.S. federal income tax purposes. In addition, the replacement options will be subject to a new vesting schedule as set forth below, depending on the existing vesting schedule, at the time the replacement options are granted, of the option grants that are surrendered for cancellation in the exchange:

Time Remaining in Existing Vesting Schedule:	New Vesting Schedule:
Fully Vested	Two Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 12 equal monthly installments thereafter)

Time Remaining in Existing Vesting Schedule:	New Vesting Schedule:
Partially Vested or Unvested	Three Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 24 equal monthly installments thereafter)
     All of your replacement options will be unvested at the time of grant, regardless of whether any of your surrendered options were vested at the time of the exchange. Other terms of your replacement options will be different than the terms of the options that you elect to surrender in the Exchange Offer. The replacement options will be subject to the terms and conditions of new award agreements, the forms of which have been filed as exhibits to the Schedule TO that we have filed with the Securities and Exchange Commission. Validly tendered options will be cancelled on the date replacement options are granted and will be displayed in your employee stock option account with Transcentive as soon as administratively practicable. You will lose all of your rights with respect to any validly tendered options that are cancelled in the exchange. For additional information about the terms of the Exchange Offer and the replacement options, see the discussion in the section of the Offer to Exchange captioned “The Exchange Offer.”
AGREEMENT TO TERMS OF ELECTION
     By participating in the Exchange Offer and signing this election form, I acknowledge and agree to all of the following terms:
     1. I surrender to Oclaro for exchange those eligible stock option grants specified in the table above (the stock option grants marked “Exchange”) and understand that, upon acceptance by Oclaro at the closing of the Exchange Offer, this election form will constitute a binding agreement between Oclaro and me.
     2. I understand that if I validly surrender eligible options for exchange, and such eligible options are accepted and cancelled, I will lose my rights to purchase any shares under such eligible options and I will receive in exchange a lesser amount of replacement options with a new exercise price.
     3. I understand that all replacement options granted to me in the Exchange Offer will have a new vesting schedule of two or three years, depending on the existing vesting schedule of the option grants that are surrendered for cancellation in the exchange at the time the replacement options are granted. Under the new vesting schedule, none of my replacement options will be vested at the time of the exchange. Rather, each replacement option grant will vest with respect to 25% of the shares on the first anniversary of the grant date, with the remaining options vesting in equal monthly installments over the remaining vesting term of one or two years, as applicable, in each case so long as I continue to remain employed by Oclaro during such periods.
     4. I understand that the exercise price for the replacement options will be equal to the closing price per share of our common stock on the NASDAQ Global Market on the date the replacement options are granted.
     5. I understand that (i) the future value of Oclaro’s common stock is unknown and cannot be predicted with certainty; (ii) if the price per share of our common stock does not increase in value after the grant date of the replacement options, the replacement options will have no value; and (iii) if I exercise the replacement options and acquire shares of Oclaro’s common stock, the value of such shares may increase or decrease in value, even below the exercise price of the exercised replacement options.
     6. I understand that the replacement options will be non-qualified stock options for U.S. federal income tax purposes, regardless of whether my surrendered stock option grants were incentive stock options or non-qualified stock options.
     7. I understand that the replacement options will be subject to the terms and conditions of new award agreements, including any country-specific exhibits thereto, and Oclaro’s Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”) and/or the Avanex Corporation 1998 Stock Plan (the “1998 Plan”), depending on the plan governing the terms of the surrendered stock option grants. By participating in the Exchange Offer, I agree to execute and deliver a new award agreement for each of my replacement stock option grants, including any country-specific exhibits thereto, the forms of which have been filed as exhibits to the Schedule TO that Oclaro has filed with the Securities and Exchange Commission.
     8. I acknowledge that Oclaro has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in the Exchange Offer.
     9. To remain eligible to surrender eligible stock options for exchange in the Exchange Offer, I understand that I must be actively employed by Oclaro on the date the Exchange Offer commences and must remain actively employed by Oclaro through the date that replacement options are granted.
     10. I understand that nothing in the Exchange Offer or related documents should be construed to confer upon me the right to remain an employee of Oclaro. The terms of my employment with Oclaro remain unchanged. I understand that Oclaro cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed until the replacement option grant date, until the replacement options vest or thereafter.
     11. I understand that in accordance with Section 11 of the section titled “The Exchange Offer” of the Offer to Exchange, Oclaro may extend, terminate, and/or amend the Exchange Offer. In any such event, I understand that any eligible stock options surrendered for exchange but not accepted by Oclaro will remain in effect with their current terms and conditions until the ultimate closing, if any, of the Exchange Offer.
     12. I understand that my election to participate in the Exchange Offer is entirely voluntary, and I am aware that I may withdraw my decision to surrender my eligible stock options at any time until the Exchange Offer expires. Subject to the foregoing, I understand that my election to surrender my eligible stock options will be irrevocable at the Expiration Time.
     13. I understand that decisions with respect to future grants of options under the 2004 Plan and the 1998 Plan (the “Plans”), if any, will be at the sole discretion of Oclaro.
     14. I understand that the Exchange Offer is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of options.
     15. I understand that: (i) the value of any Oclaro shares obtained upon exercise of the replacement options made pursuant to the Exchange Offer is an extraordinary item which is outside the scope of my employment contract, if any; and (ii) the replacement options and the shares acquired upon exercise are not part of normal or expected compensation for any purpose, including but not limited to the purposes of calculating any severance pay, resignation payments, dismissal payments, redundancy payments, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
     16. I understand that no claim or entitlement to compensation or damages shall arise from the forfeiture of the right to participate in the Exchange Offer or the Plans resulting from termination of my employment with Oclaro (for any reason whatsoever) and I irrevocably release Oclaro from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived my entitlement to pursue such claim.
     17. Regardless of any action that Oclaro or my employer (if a subsidiary of Oclaro) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the Exchange Offer or the replacement options (“Tax-Related Items”), I understand that the ultimate liability for all Tax-Related Items is and remains my sole responsibility and may exceed the amount actually withheld by Oclaro, if any. I further acknowledge that Oclaro (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Exchange Offer and the replacement options, including, but not limited to, the exchange of eligible options, the grant, vesting or exercise of the replacement options, the issuance of shares upon exercise and the subsequent sale of shares acquired pursuant to such exercise; and (ii) does not commit to and is under no obligation to structure the terms of the Exchange Offer or replacement options to reduce or eliminate my liability for Tax-Related Items or to achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of the grant of the replacement options and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that Oclaro may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In that regard, I authorize Oclaro to withhold all Tax-Related Items legally payable by me pursuant to the terms of my new award agreement, including any country-specific exhibits thereto, and the Plans, depending on the plan governing the terms of the surrendered stock option grants.
     18. I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Exchange Offer and my applicable option award agreement by and among, as applicable, my employer (if a subsidiary of Oclaro) and Oclaro, for the exclusive purpose of implementing, administering and managing my participation in the Exchange Offer and the Plans. I understand that Oclaro and my employer (if a subsidiary of Oclaro) may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of or directorships held in Oclaro, details of all options or any other entitlement to shares of Oclaro that have been awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plans (collectively, “Data”). I understand that Data will be transferred to Transcentive and to any other third party assisting in the implementation, administration and management of the Plans. I understand that the recipients of the Data may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of Data by contacting my local human resources representative. I authorize Oclaro, my employer (if a subsidiary of Oclaro), Transcentive and any other recipients of Data which may assist Oclaro (presently or in the future) with implementing, administering and managing the Exchange Offer and the Plans to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing my participation in the Exchange Offer and the Plans, including any requisite transfer of Data as may be required to a broker or other third party with whom I may elect to deposit any shares purchased upon exercise of the replacement options. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Exchange Offer and the Plans. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case with cost, by contacting in writing my local human resources representative. I understand that refusal or withdrawal of consent may affect my ability to participate in the Exchange Offer or the Plans. I understand that I may contact my local human resources representative for more information on the consequences of my refusal to consent or withdrawal of consent.
     19. I hereby relinquish to Oclaro all of my right, title and interest in and to all of the eligible option grants that I am electing to exchange as specified in the table above.
     20. I hereby represent and warrant that I have full power and authority to elect to surrender the eligible stock option grants marked “Exchange” in the table above and that, when and to the extent such eligible stock option grants are accepted by Oclaro, such eligible stock option grants will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible stock option grants will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the eligible stock option grants or replacement stock option grants, or my spouse or registered domestic partner has consented to and agreed to be bound by this election form. Upon request, I will execute and deliver any additional documents deemed by Oclaro to be necessary or desirable to complete the exchange of the eligible stock option grants that I am electing to exchange.
     21. I understand that the trading price of Oclaro shares will vary from time to time during the Exchange Offer and after the Exchange Offer expires, such that the trading price of Oclaro shares could increase at some time during the Exchange Offer or after the date my tendered eligible options are canceled pursuant to the Exchange Offer resulting in my financial position being less advantageous than if I had not accepted the offer. By tendering the eligible options, I agree to hold Oclaro harmless for any actual or perceived loss suffered by me as a result of the changes in the trading price of Oclaro shares during the Exchange Offer and after expiration of the Exchange Offer.

     22. I hereby agree to all of the terms and conditions of the Exchange Offer, as set forth in this election form, the Offer to Exchange and the other documents relating to the Exchange Offer and referred to therein or in the Schedule TO that Oclaro has filed with the Securities and Exchange Commission.

Employee’s Signature

Employee’s Name (please print or type)
Date: